UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (date of earliest event reported): October 23, 2012

                         Alliance Petroleum Corporation

 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-172114 (Commission File Number)	33-1219511 (I.R.S. Employer Identification Number)

Block 5, Room 2503, Wanda Square,

No.93 Jianguo Road, Chaoyang District,

Beijing, China 100022.

(Address of principal executive offices and zip code)

Phone: +86 13909840703

 (Registrant’s telephone number, including area code)

Copy of Communications To:

Bernard & Yam, LLP

Attn: Bin Zhou, Esq.

401 Broadway, Suite 1708

New York, NY 10013

Phone: 212-219-7783

Facsimile: 212-219-3604

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.

On October 23, 2012, Khurram Ijaz (“Seller”), who is the controlling shareholder of Alliance Petroleum Corporation (“Company”), sold 10,000,000 shares of common stock of the Company to Chin Yung Kong (“Purchaser”) for an aggregated price of $ 50,000.00.

Item 3.02 Unregistered Sales of Equity Securities.

As described under Item 1.01 of this current report, on October 23, 2012, Khurram Ijaz  (“Seller”), who is the controlling shareholder of Alliance Petroleum Corporation (“Company”), sold 10,000,000 shares of common stock of the Company to Chin Yung Kong (“Purchaser”) for an aggregated price of $ 50,000.00. The sold shares are restricted stock that have not been registered with the Securities and Exchange Commission.

Item 5.01 Changes in Control of Registrant.

As described under Item 1.01 of this current report, on October 23, 2012, Khurram Ijaz  (“Seller”), who is the controlling shareholder of Alliance Petroleum Corporation (“Company”), sold 10,000,000 shares of common stock of the Company to Chin Yung Kong (“Purchaser”) for an aggregated price of $ 50,000.00.The sold 10,000,000 shares of common stock represented approximately 68.7% of the total issued and outstanding stock of the Company.  As result of this share purchase transaction, Chin Yung Kong became the controlling shareholder of the Company.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described under Item 1.01 of this current report, on October 23, 2012, Khurram Ijaz  (“Seller”), who is the controlling shareholder of Alliance Petroleum Corporation (“Company”), sold 10,000,000 shares of common stock of the Company to Chin Yung Kong (“Purchaser”) for an aggregated price of $ 50,000.00.The sold 10,000,000 shares of common stock represented approximately 68.7% of the total issued and outstanding stock of the Company.  As result of this share purchase transaction, Chin Yung Kong became the controlling shareholder of the Company.

In connection with this share purchase transaction, on October 23, 2012, Khurram Ijaz resigned from all positions he holds in the Company, including Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer, and Board Director. Nathan Guan resigned from the position of Board Director.

On October 23, 2012, Chin Yung Kong became the President, Board Director, Secretary, Treasurer, Chief Executive Officer and Chief Financial Officer of the Company.

Chin Yung Kong, age 59, a Malaysian citizen and currently resides in Dalian, China.  Mr. Chin is the Managing Director of QMIS Capital Finance.  Since 2002 Mr. Chin has devoting most of his time advising Chinese clients on financial restructuring, pre-audit evaluation before going public, pre-IPO investment strategies, and on the process of going public in the United States.  From 1995 to 2002, Mr. Chin was financial controller for the Kwok Group Company in China.  Prior to 1995 Mr. Chin was a practicing auditor and Certified Public Accountant (CPA) with Foo Kon & Tan in Singapore.  Mr. Chin graduated from University of Hull in the United Kingdom with a Masters degree in Finance.

To the knowledge of the Company, no executive officer or director has been involved in the last ten years in any of the following:

Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Item 9.01 Financial Statements and Exhibits.

(c)           Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report.

Exhibit No.	Description
10.1	Share Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Alliance Petroleum Corporation

By:  /s/ Chin Yung Kong

        Chin Yung Kong

President, Director, CEO, CFO

Date:  October 23, 2012